Exhibit 99.1

Key Energy Services, Inc. 1301 McKinney Street Suite 1800 Houston, TX 77010	December 8, 2014 Contact: West Gotcher, Investor Relations 713-757-5539

FOR IMMEDIATE RELEASE

Key Energy Services Enters Into Amendment to Credit Agreement

HOUSTON, TX, December 8, 2014 – Key Energy Services, Inc. (NYSE: KEG) announced today that it has amended its credit agreement dated March 31, 2011, (as amended, the “Credit Facility”). This amendment modifies certain provisions of the Credit Facility, including:

•	amending the requirement that the Company maintain a consolidated interest coverage ratio of not less than 3.00 to 1.00 by changing the minimum required ratio to not less than 2.75 to 1.00 for the quarters ending December 31, 2014 through September 30, 2015 with the ratio increasing to not less than 3.00 to 1.00 for the quarter ending December 31, 2015 and thereafter; and

•	amending the requirement that the Company maintain a debt to capitalization ratio of consolidated total funded indebtedness to total capitalization of 45% or less by changing the maximum required ratio to 55% for the quarter ending December 31, 2014 and thereafter; and

•	modifying the definition of Consolidated EBITDA to allow for the add back of (i) all expenses incurred during the second and third quarters of 2014 related to the Company’s compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) and (ii) up to $50 million of additional expenses incurred in relation to the Company’s FCPA compliance commencing in the fourth quarter of 2014 and thereafter. The add-back for the second and third quarter will include expenses incurred in connection with the current FCPA investigations.

In consideration for the above amendments, the Company reduced the total commitments by the lenders under the Credit Facility from $550.0 million to $400.0 million, which will automatically be further reduced from $400.0 million to $350.0 million on July 1, 2015 through the maturity of the Credit Facility in March of 2016.

December 8, 2014

Dick Alario, Key’s Chairman, President and Chief Executive Officer stated, “We are pleased to have completed this step in amending our existing Credit Facility to improve our liquidity position. We will be working with our lenders to replace our Credit Facility that matures in March 2016. Taking in to account the current amendments made to the Credit Facility, Key’s liquidity position as of the end of the third quarter of 2014 would have been $328.3 million, which includes cash of $57.4 million as of the end of the third quarter of 2014 and undrawn availability under the Credit Facility.”

December 8, 2014

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management, and include statements regarding estimated capital expenditures, future operational and activity expectations, international growth, and anticipated financial performance for the remainder of 2014. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and risks that Key’s expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in Key’s businesses, or could further deteriorate or worsen from the recent market declines, and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks relating to Key’s ability to implement technological developments and enhancements; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks relating to compliance with the FCPA and anti-corruption laws, including risks related to increased costs in connection with FCPA investigations; risks affecting Key’s international operations, including risks that Key may not be able to achieve its international growth and mobilization strategy in the foreign countries in which Key operates; risks that Key may be unable to achieve the benefits expected from acquisition and disposition transactions, and risks associated with integration of the acquired operations into Key’s operations; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key’s businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; risks that the Company may not be able to further amend its credit facility or find adequate financing before the maturity date of its credit facility; and other risks affecting Key’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

Because such statements involve risks and uncertainties, many of which are outside of Key’s control, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, Ecuador, the Middle East and Russia.

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